(e)(1)(ii)

FORM OF

December 14, 2010

Todd Modic

Senior Vice President

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Underwriting Agreement dated September 23, 2002, as amended, between ING Mutual Funds and ING Investments Distributor, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING International Growth Fund (the “Fund”), a newly established series of ING Mutual Funds, effective on or about December 14, 2010, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Fund.

Very sincerely,

By:
Kimberly A. Anderson
Senior Vice President
ING Mutual Funds

ACCEPTED AND AGREED TO: ING Investments Distributor, LLC

By:
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Mutual Funds

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING MUTUAL FUNDS

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

ING Asia-Pacific Real Estate Fund

ING Diversified International Fund

ING Emerging Countries Fund

ING European Real Estate Fund

ING Global Bond Fund

ING Global Equity Dividend Fund

ING Global Natural Resources Fund

ING Global Opportunities Fund

ING Global Real Estate Fund

ING Global Value Choice Fund

ING Greater China Fund

ING Index Plus International Equity Fund

ING International Capital Appreciation Fund

ING International Growth Fund

ING International Real Estate Fund

ING International SmallCap Multi-Manager Fund

ING International Value Choice Fund

ING Russia Fund